Filed Pursuant to Rule 424(b)(3)

Registration No. 333-265748

Prospectus Supplement No. 3

(to Prospectus dated August 5, 2022)

Global Business Travel Group, Inc.

Shares of Class A Common Stock

Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 5, 2022, with respect to our Registration Statement on Form S-1 (File No. 333-265748) (as supplemented to date, the “Prospectus”), with the information contained in the attached Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Capitalized terms used but not defined in this prospectus supplement will have the meanings given to them in the Prospectus.

Our shares of Class A Common Stock and public warrants are traded on the NYSE under the symbols “GBTG” and “GBTG.WS,” respectively. On September 30, 2022, the closing price of the Class A Common Stock was $5.66 per share, and the closing price of the public warrants was $1.57 per warrant.

Investing in our securities involves risks. You should carefully read the discussion in “Risk Factors” beginning on page 8 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 3, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 3, 2022

Global Business Travel Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39576	98-0598290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

666 3rd Avenue, 4th Floor

New York, NY 10017
(Address of principal executive offices) (Zip Code)

(212) 679-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 per share	GBTG	New York Stock Exchange

Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	GBTG.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On October 3, 2022, Global Business Travel Group, Inc., a Delaware corporation (the “Company”), issued a press release announcing that the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (“SEC”) on September 9, 2022, was declared effective on October 3, 2022. The Registration Statement registers shares of Class A common stock, par value $0.0001 (“Class A Common Stock”), of the Company issuable as part of the Company’s previously announced offer to each holder of its outstanding warrants, consisting of (a) publicly traded warrants (the “Public Warrants”), which were issued under the warrant agreement, dated October 1, 2020 (the “Warrant Agreement”), by and between the Company (formerly named Apollo Strategic Growth Capital) and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), and (b) warrants that were issued under the Warrant Agreement in a private placement to APSG Sponsor, L.P., a Cayman Islands exempted limited partnership (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”), each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share, the opportunity to receive 0.275 shares of Class A Common Stock in exchange for each Warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Registration Statement also solicits consents (the “Consent Solicitation”) from holders of the Public Warrants and the holder of the Private Placement Warrants to amend the Warrant Agreement to permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be converted into 0.2475 shares of Class A Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer, which amendment would be adopted with the consent of holders of at least 50% of the outstanding Public Warrants and 50% of the outstanding Private Placement Warrants. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Important Additional Information Has Been Filed with the Securities and Exchange Commission

The Offer described in this Current Report on Form 8-K commenced on September 9, 2022. On September 9, 2022, a registration statement on Form S-4 and an exchange offer statement on Schedule TO (the “Schedule TO”), including an offer to exchange, a letter of transmittal and consent and related documents, were filed with the SEC by the Company, and on October 3, 2022, a final prospectus/offer to exchange (the “Prospectus/Offer to Exchange”) was filed with the SEC by the Company. The Offer to exchange the outstanding Warrants of the Company will only be made pursuant to the Prospectus/Offer to Exchange and Schedule TO, including related documents filed as a part of the Offer. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROSPECTUS/OFFER TO EXCHANGE AND SCHEDULE TO FILED OR TO BE FILED WITH THE SEC CAREFULLY, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE EXCHANGE OFFER, INCLUDING THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER.  Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to D.F. King & Co., Inc. at (866) 342-4883 (for Warrant holders) or (212) 269-5550 (for banks and brokers) or via the following email address: gbtg@dfking.com.  Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by the Company under the “Investor Relations” section of the Company’s website at amexglobalbusinesstravel.com.

No Offer or Solicitation

This Form 8-K shall not constitute an offer to exchange or the solicitation of an offer to exchange or the solicitation of an offer to purchase any securities, nor shall there be any exchange or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement on Form S-4 relating to the securities to be issued in the Offer has been filed with the SEC and was declared effective on October 3, 2022.

Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this Form 8-K are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. “Forward-looking statements” made in connection with the exchange offer and consent solicitation are not within the safe harbors provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “suggests,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “should,” “could,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: (1) changes to projected financial information or our ability to achieve our anticipated growth rate and execute on market opportunities; (2) our ability to maintain our existing relationships with customers and suppliers and to compete with existing and new competitors in existing and new markets and offerings; (3) various conflicts of interest that could arise among us, affiliates and investors; (4) our success in retaining or recruiting, or changes required in, our officers, key employees or directors; (5) intense competition and competitive pressures from other companies in the industry in which we operate; (6) factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control; (7) the impact of the COVID-19 pandemic, Russia’s invasion of Ukraine and related changes in base interest rates, inflation and significant market volatility on our business, the travel industry, travel trends and the global economy generally; (8) the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs; (9) the effect of a prolonged or substantial decrease in global travel on the global travel industry; (10) political, social and macroeconomic conditions (including the widespread adoption of teleconference and virtual meeting technologies which could reduce the number of in person business meetings and demand for travel and our services); (11) the effect of legal, tax and regulatory changes; and (12) other factors detailed under the section entitled “Risk Factors” in the Prospectus/Offer to Exchange.

The forward-looking statements contained in this Form 8-K are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in the Prospectus/Offer to Exchange. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Item 9.01.	Financial Statements and Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description
99.1	Press Release of Global Business Travel Group, Inc., dated October 3, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL BUSINESS TRAVEL GROUP, INC.

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Chief Legal Officer, Global Head of M&A and Compliance and Corporate Secretary

Date: October 3, 2022

Exhibit 99.1

American Express Global Business Travel Announces Effectiveness of Registration Statement for
Its Exchange Offer and Consent Solicitation Relating to Its Warrants

New York, NY, October 3, 2022 – Global Business Travel Group, Inc. (the “Company” or “GBTG”) (NYSE: GBTG), the world’s leading B2B travel platform, today announced that the registration statement on Form S-4 (the “Registration Statement”) initially filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on September 9, 2022, registering Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the Company issuable as part of the Company’s previously announced exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding Public Warrants and Private Placement Warrants (each as defined below, and collectively, the "Warrants"), has been declared effective by the SEC. As a result, the Company does not expect or intend to extend the expiration date of the Offer, which is set to expire at one minute after 11:59 p.m., Eastern Standard Time, on October 7, 2022 (the “Expiration Date”). Holders of Warrants who intend and are eligible to participate in the Offer may tender their Warrants in the manner described in the prospectus/offer to exchange, dated October 3, 2022 (the “Prospectus/Offer to Exchange”), and related offering materials previously distributed to each holder.

Previously Announced Terms of the Offer and Consent Solicitation

The Offer is being made to all holders of the Company’s Warrants, consisting of (i) the Warrants sold as part of the units in Apollo Strategic Growth Capital’s (“APSG”) initial public offering of APSG’s securities on October 6, 2020 (“IPO”) (whether they were purchased in the IPO or thereafter in the open market) (the “Public Warrants”) and (ii) the Warrants sold as part of the units in a private placement that occurred simultaneously with the IPO (the “Private Placement Warrants”). The Company is offering to all holders of the Warrants the opportunity to receive 0.275 shares of Class A Common Stock in exchange for each Warrant tendered by the holder and exchanged pursuant to the Offer. Pursuant to the Offer, the Company is offering up to an aggregate of 10,849,043 shares of its Class A Common Stock in exchange for the Warrants.

Concurrently with the Offer, the Company is also soliciting consents from holders of the Public Warrants and the Private Placement Warrants to amend the warrant agreement that governs all of the Warrants (the “Warrant Agreement”) to permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be converted into 0.2475 shares of Class A Common Stock, which is a ratio 10% less than the exchange ratio applicable to the Offer (such amendment, the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, the vote or written consent of holders of at least 50% of the outstanding Public Warrants and 50% of the outstanding Private Placement Warrants are required to approve the Warrant Amendment. Parties representing approximately 40.56% of the Public Warrants and 100% of the Private Placement Warrants have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to a tender and support agreement. Accordingly, if holders of an additional approximately 9.44% of the outstanding Public Warrants consent to the Warrant Amendment in the Consent Solicitation, and the other conditions of the Offer are satisfied or waived, then the Warrant Amendment will be adopted. The offering period will expire at one minute after 11:59 p.m., Eastern Standard Time, on October 7, 2022, or such later time and date to which the Company may extend, as described in the Company’s Schedule TO, dated September 9, 2022 (as may be amended, the “Schedule TO”), and Prospectus/Offer to Exchange. Tendered Warrants may be withdrawn by holders at any time prior to the Expiration Date. The Company’s obligation to complete the Offer is not conditioned on the tender of a minimum amount of Warrants.

The Offer and Consent Solicitation are being made pursuant to the Prospectus/Offer to Exchange and Schedule TO, each of which have been filed with the SEC and more fully set forth the terms and conditions of the Offer and Consent Solicitation.

The Company’s Class A Common Stock and its Public Warrants are listed on the New York Stock Exchange under the symbols “GBTG” and “GBTG.WS,” respectively. As of September 8, 2022, a total of 39,451,067 Warrants were outstanding, consisting of 27,226,933 Public Warrants and 12,224,134 Private Placement Warrants. If all Warrants tender at the offer rate of 0.275, the Company will have (i) up to 67,794,076 shares of Class A Common Stock outstanding, (ii) 394,448,481 shares of Class B Common Stock outstanding and (iii) no remaining Public Warrants and Private Placement Warrants.

BofA Securities is acting as the Dealer Manager for the Offer and Consent Solicitation. D.F. King & Co., Inc. is acting as the Information Agent for the Offer and Consent Solicitation, and Continental Stock Transfer & Trust Company is acting as the Exchange Agent. Requests for documents should be directed to D.F. King & Co., Inc. at (866) 342-4883 (for Warrant holders) or (212) 269-5550 (for banks and brokers) or via the following email address: gbtg@dfking.com.

About American Express Global Business Travel

American Express Global Business Travel is the world’s leading B2B travel platform, providing software and services to manage travel, expenses, and meetings & events for companies of all sizes. We have built the most valuable marketplace in B2B travel to deliver unrivalled choice, value and experiences. With travel professionals in more than 140 countries, our customers and travelers enjoy the powerful backing of American Express Global Business Travel.

Visit amexglobalbusinesstravel.com for more information about GBTG. Follow @amexgbt on Twitter, LinkedIn and Instagram.

Important Additional Information Has Been Filed with the SEC

The Offer described in this press release commenced on September 9, 2022. On September 9, 2022, a registration statement on Form S-4 and an exchange offer statement on Schedule TO, including an offer to exchange, a letter of transmittal and consent and related documents, were filed with the SEC by GBTG, and on October 3, 2022, a final prospectus/offer to exchange was filed with the SEC by GBTG. The offer to exchange the outstanding Warrants of GBTG will only be made pursuant to the Prospectus/Offer to Exchange and Schedule TO, including related documents filed as a part of the exchange offer. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROSPECTUS/OFFER TO EXCHANGE AND SCHEDULE TO FILED OR TO BE FILED WITH THE SEC CAREFULLY, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE EXCHANGE OFFER, INCLUDING THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to D.F. King & Co., Inc. at (866) 342-4883 (for Warrant holders) or (212) 269-5550 (for banks and brokers) or via the following email address: gbtg@dfking.com. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by GBTG under the “Investor Relations” section of GBTG's website at amexglobalbusinesstravel.com.

No Offer or Solicitation

This press release shall not constitute an offer to exchange or the solicitation of an offer to exchange or the solicitation of an offer to purchase any securities, nor shall there be any exchange or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement on Form S-4 relating to the securities to be issued in the Offer has been filed with the SEC and was declared effective on October 3, 2022. The Offer and Consent Solicitation are being made only through the Schedule TO and Prospectus/Offer to Exchange, and the complete terms and conditions of the Offer and Consent Solicitation are set forth in the Schedule TO and Prospectus/Offer to Exchange.

None of the Company, any of its management or its board of directors, or the Information Agent, the Exchange Agent or the Dealer Manager makes any recommendation as to whether or not holders of Warrants should tender Warrants for exchange in the Offer or consent to the Warrant Amendment in the Consent Solicitation.

Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. “Forward-looking statements” made in connection with the exchange offer and consent solicitation are not within the safe harbors provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “suggests,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “should,” “could,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: (1) changes to projected financial information or our ability to achieve our anticipated growth rate and execute on market opportunities; (2) our ability to maintain our existing relationships with customers and suppliers and to compete with existing and new competitors in existing and new markets and offerings; (3) various conflicts of interest that could arise among us, affiliates and investors; (4) our success in retaining or recruiting, or changes required in, our officers, key employees or directors; (5) intense competition and competitive pressures from other companies in the industry in which we operate; (6) factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control; (7) the impact of the COVID-19 pandemic, Russia’s invasion of Ukraine and related changes in base interest rates, inflation and significant market volatility on our business, the travel industry, travel trends and the global economy generally; (8) the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs; (9) the effect of a prolonged or substantial decrease in global travel on the global travel industry; (10) political, social and macroeconomic conditions (including the widespread adoption of teleconference and virtual meeting technologies which could reduce the number of in person business meetings and demand for travel and our services); (11) the effect of legal, tax and regulatory changes; and (12) other factors detailed under the section entitled “Risk Factors” in the Prospectus/Offer to Exchange.

The forward-looking statements contained in this press release are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in the Prospectus/Offer to Exchange. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts

Media:

Martin Ferguson

Vice President Global Communications and Public Affairs, American Express Global Business Travel

martin.ferguson@amexgbt.com

Investors:

Barry Sievert

Vice President Investor Relations, American Express Global Business Travel

investor@amexgbt.com